Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Glacier Bancorp, Inc.
Kalispell, Montana

We consent to the incorporation by reference in the registration statements on Forms S-8 (Files No. 333-233079, No. 333-224223, No. 333-204023 and No. 333-184874) of our report dated February 23, 2024, on our audits of the consolidated statements of financial condition as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2023 appearing in this Annual Report on Form 10-K of Glacier Bancorp, Inc. We also consent to the incorporation by reference of our report dated February 23, 2024, on the effectiveness of internal control over financial reporting of Glacier Bancorp, Inc. as of December 31, 2023.

/s/ FORVIS, LLP

Denver, Colorado
February 23, 2024